Exhibit 15.1

August 29, 2013

The Board of Directors of BreitBurn GP, LLC and

Unitholders of BreitBurn Energy Partners, L.P.

515 S. Flower Street, Suite 4800

Los Angeles, California 90071

We have reviewed, in accordance with auditing standards generally accepted in the United States of America, the unaudited interim statements of revenues and direct operating expenses of certain oil and gas producing properties and the related gathering and processing assets located in the Postle and Northeast Hardesty fields in Texas County, Oklahoma of Whiting Oil and Gas Corporation, a wholly-owned subsidiary of Whiting Petroleum Corporation, for the six-month periods ended June 30, 2013 and 2012, and have issued our report dated July 10, 2013. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Current Report on Form 8-K/A, is being incorporated by reference in Registration Statement Nos. 333-181526 and 333-149190 on Form S-8 and Registration Statement No. 333-181531 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Denver, Colorado